Exhibit 99.1

HealthWarehouse.com Reports First Quarter 2014 Results

Corporate Refocusing Leads to Second Consecutive Quarter of Positive EBITDAS

(CINCINNATI, OH, May 22, 2014) -- HealthWarehouse.com, Inc. (OTCQB:HEWA), the only VIPPS accredited online and mail-order pharmacy licensed in all 50 states, today announced financial results for the first quarter ended March 31, 2014.

For the three months ended March 31, 2014 net sales declined to $1,716,964, a 28.8% decrease from the comparable period in 2013.  The Company’s gross margin improved to 57.4%, up from 48.7%, while the net loss narrowed by 92.5%, to ($305,641) from ($4,078,366). For the first quarter of 2014, HEWA reported positive adjusted EBITDAS of $57,801, vs. negative ($273,776) in the first quarter of 2013.  The Company believes that Adjusted EBITDAS (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation), a non-GAAP financial measure, is useful in evaluating its operating performance compared to that of other companies in our industry.

Mr. Lalit Dhadphale, HealthWarehouse.com’s President and CEO, commented, “In order to position our company for sustainable and profitable growth, in 2013 we made the decision to focus our business on the cash pay prescription market and wind down non-profitable business relations.  With the Affordable Care Act coming into effect, consumers are taking personal responsibility for their healthcare costs as co-pays and deductibles continue to rise. Combined with the brand to generic transformation, the opportunity in the cash prescription market has never been larger.”

“While this has impacted our revenue growth in the short term, our gross margins continue to improve as we focus on higher margin business.  As we reduce operating expenses to “right size” the business and put legacy legal issues and expenses behind us, we have been able to record two consecutive quarters of positive EBITDAS. We expect continued positive results throughout 2014.”

Q1 2014 Details:

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Net Sales:  Declined by 28.8% due to the planned reduction in lower-margin business-to-business sales and cash flow constraints. Due to cash flow constraints, the Company was unable to expand its advertising efforts to grow its core online prescription business and was not able to maintain over-the-counter inventories to satisfy incoming orders.

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Gross Margin. Increased from 48.7% to 57.4% due to the elimination of unprofitable business relations and the reduction of lower-margin business-to-business sales relative to total sales. Management will continue to focus efforts on promoting and offering its higher margin product lines as part of the narrowing of its product offering.

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SG&A Expenses:  Declined by 49.0%, primarily due to decreased legal expenses, decreased options expense and stock based compensation and a reduction in salary and contract labor expense. HEWA expects that its SG&A expenses, specifically legal and professional fees, will continue to decrease over time as outstanding litigation is resolved and internal controls over financial reporting will reduce the reliance on outside consulting and accounting professionals. The Company also expects to continue to benefit from the significant reduction in salary and related expense in 2014.

■	Net Loss: Declined by over 92% as a result of the increased profit margins and reduced operating expenses as detailed above.

About Healthwarehouse.com

Healthwarehouse.com, Inc. operates as a virtual retail pharmacy and healthcare e-commerce company that sells brand name and generic prescription drugs, as well as over-the-counter (OTC) medical products in the United States. The company sells a range of prescription drugs; diabetic supplies, including glucometers, lancets, syringes, and test strips; and OTC medications covering a range of conditions from allergy and sinus to pain and fever to smoking cessation aids. It also offers home medical supplies, such as incontinence supplies, first aid kits, and mobility aids; and diet and nutritional products comprising supplements, weight loss aids, and vitamins and minerals. In addition, the company operates as a licensed mail-order pharmacy for sales to 50 states and the District of Columbia. It sells its products directly to the individual consumers of the pharmaceutical and non-pharmaceutical products. The Company is headquartered in Florence, Kentucky.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect HealthWarehouse.com's financial results is included in HealthWarehouse.com's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

Use of Non-GAAP Measures

HealthWarehouse.com, Inc. (the "Company") prepares its condensed, consolidated financial statements in accordance with the United States generally accepted accounting principles ("GAAP"). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding adjusted EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting operating loss to exclude interest, depreciation and amortization, adjusted EBITDAS also excludes stock issued for services, and certain other non-cash charges. Adjusted EBITDAS is not a measure of performance defined in accordance with GAAP. However, adjusted EBITDAS is used internally in planning and evaluating the Company`s performance. Accordingly, management believes that disclosure of this metric offers investors, bankers and other shareholders an additional view of the Company`s operations that, when coupled with the GAAP results, provides a more complete understanding of the Company`s financial results.

Adjusted EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the Company`s performance. A reconciliation of GAAP net loss to adjusted EBITDAS is included in the accompanying financial schedules.

Contact

HealthWarehouse.com
Mr. Lalit Dhadphale, CEO
(859) 444-7341

Investor Relations
Mr. Scott Greiper
Secure Strategy Group, LLC
(212) 333-0202
sgreiper@securesg.com